NEWS RELEASE                                             Contact: Steven R. Lind
FOR IMMEDIATE RELEASE                                             President
---------------------                                             (319) 268-0473


                       TOP AIR ANNOUNCES PLAN TO LIQUIDATE


November 29, 2000 - Top Air Manufacturing, Inc. (Amex:TPC) today announced that it planned to liquidate the assets of the Company, citing the recent rejection by its bank lender of a proposed plan to restructure as necessitating this action.

         The Company stated that a group of potential investors, including certain members of its Board, had submitted a proposal to the Company's bank lender that contemplated, among other things, the infusion by the investor group of a significant amount of cash into the Company, conditioned upon and in connection with a proposed restructuring of the Company that would have included the write-down by the bank lender of a portion of the current indebtedness of the Company to the bank lender. The Bank advised the Company that the proposed restructure plan was not acceptable to it and of its insistence on the liquidation of the Company.

         The Top Air Board concluded that the Company had explored and exhausted all known possibilities of restructuring its capitalization and long-term debt, and, given the position of its bank lender, the liquidation of the assets of the Company represented the best means of preserving the assets of the Company for the benefit of its creditors. It is not expected that any of the liquidation proceeds would be available for distribution to the shareholders of the Company. The Company intends to continue to work with its bank lender to implement an orderly plan of liquidation being developed by the Company and the Bank, which could include the sale of all or substantially all of the assets of the Company to a third party purchaser. The Company has been advised that a third party has made such a proposal to the Bank.

         Steven R. Lind, President and Chief Executive Officer of the Company stated "I was surprised and disappointed by the Bank's rejection of the investment group's restructure proposal, which was developed in consultation with consultants retained at the request of the Bank, particularly in view of the Company's improved operating performance over the past several months leading into what has historically been the most productive period for the Company to generate revenue and profitability. We are hopeful that the Company's business can continue to be carried on by a third party purchaser."

         This news release contains forward-looking statements, including statements as to the beliefs and opinions of management and the future operational status of the Company. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause the Company's actual condition or continued operation to differ materially. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         Top Air Manufacturing, Inc. is a leading manufacturer of high quality agricultural equipment. The Company trades on the American Stock Exchange under the trading symbol TPC.